UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2014

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director

On July 2, 2014, the Board of Directors ("Board") of PPL Corporation ("PPL" or the "Company") elected Armando Zagalo de Lima a director of the Company, effective July 3, 2014, for a term expiring at the Company's Annual Meeting of Shareowners in 2015.

Mr. Zagalo de Lima first joined Xerox in Portugal in 1983 and held positions in sales, marketing and management across Europe, ultimately serving as Chief Operating Officer for Xerox Europe from 2001 to 2004, and as President of Xerox Europe from 2004 until 2010.  From 2010 to 2012, he served as President of Global Customer Operations.  Since January 2012, Mr. Zagalo de Lima has served as Executive Vice President of Xerox Corporation and, until July 1, 2014, as President of Xerox Technology.

Mr. Zagalo de Lima will serve as a member of the Board's Finance Committee.  The Board has determined that Mr. Zagalo de Lima satisfies the requirements for "independence" as set forth in the Company's Independence Guidelines and the applicable rules of the New York Stock Exchange.

As a non-employee director, Mr. Zagalo de Lima will receive the same compensation paid to other non-employee directors of PPL in accordance with the policies and procedures previously approved by the Board for non-employee directors.  There were no arrangements or understandings pursuant to which Mr. Zagaol de Lima was elected, nor are there any relationships or related transactions between the Company and Mr. Zagalo de Lima to be disclosed under applicable rules of the Securities and Exchange Commission.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On July 2, 2014, the Company issued a press release announcing Mr. Zagalo de Lima's election.  A copy of that press release is furnished as Exhibit 99.1 to this Report.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	July 2, 2014 press release announcing the election of Armando Zagalo de Lima as a director of PPL Corporation effective July 3, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Stephen K. Breininger
Stephen K. Breininger
Controller

Dated:  July 2, 2014